Exhibit 3.1

Organization Certificate
The Federal Home Loan Bank of Pittsburgh

     The undersigned directors of the Federal Home Loan Bank of Pittsburgh, now organizing, all of whom are citizens of the United States, bona fide residents of the district in which this Bank is located, and nine at least of whom are now directly connected with the home financing business, having been appointed by the Federal Home Loan Bank Board and having been directed by the Act of Congress, known as the Federal Home Loan Bank Act, approved July 22, 1932, and in accordance with rules and regulations prescribed by said Board;

     Now, Therefore, in order that the statutes of the United States may be fully complied with and that the incorporation of this Bank may be perfected as a Federal Home Loan Bank, the following Organization Certificate is made and executed.

     1. The title of this Bank shall be the FEDERAL HOME LOAN BANK OF Pittsburgh.

     2. The location of the principal office of this Bank will be in the City of Pittsburgh, State of Pennsylvania, or at such other city as the Federal Home Loan Bank Board may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become Members of this Bank.

     3. This Bank shall be established in the City of Pittsburgh, State of Pennsylvania, in District Number Three, as defined by the Federal Home Loan Bank Board, or as may from time to time be readjusted or modified by said Board. Said District Number Three as now defined is as follows:

     The States of Pennsylvania, West Virginia and Delaware.

     4. This Bank shall engage in the business authorized by said Federal Home Loan Bank Act, and it shall exercise such powers as are permitted or prescribed by said Act, subject to the supervision of the Federal Home Loan Bank Board.

     5. The minimum amount of capital stock for the organization of this Bank shall be an amount to be determined by the Federal Home Loan Bank Board, with the approval of the Secretary of the Treasury, which amount shall not be less than Five Million ($5,000,000.00) Dollars, divided into shares of the par value of One Hundred ($100.00) Dollars each and shall be issued at par. After the amount of the minimum capital shall have been subscribed, any stock issued thereafter shall be issued at such price not less than par as may be fixed by the Federal Home Loan Bank Board. The capital stock of this Bank may from time to time be increased to such amount or amounts as may be necessary to provide for the issue of shares to members in accordance with the provisions of the Federal Home Loan Bank Act and the stock of this Bank shall from time to time be paid off and retired in accordance with the requirements and subject to the conditions and limitations prescribed in said Act, and with such rules, regulations, and orders, not inconsistent with law, as the Federal Home Loan Bank Board may from time to time prescribe or issue.

     6. This Certificate is made for the purpose of carrying out the provisions of the Act of Congress, known and cited as the Federal Home Loan Bank Act, approved July 22, 1932, and such other acts as may be passed by Congress amending or supplementing the said Federal Home Loan Bank Act, in so far as it or they may be applicable to the Federal Home Loan Bank of Pittsburgh, and is subject to such changes or additions, not inconsistent with law, as the Federal Home Loan Bank Board may deem necessary or expedient and may from time to time direct.

     7. This Bank shall have succession until dissolved by the Federal Home Loan Bank Board under this Act or by further Act of Congress.

(1)

day of October _____, 1932.

Name	A. E. Sheller

Address	No. 71 Altoona Trust Bldg., Altoona, PA

Name	Samuel Leroy Caum

Address	1104, Prospect Ave., Bethlehem, PA

Name	Francis S. Guthrie

Address	338, 4th Ave., Pittsburgh, PA

Name	Hubbs Weimer

Address	1202 Grandview Ave., Pittsburgh, PA

Name	Charles Warner

Address	2311 W 11th ST., Wilmington, Delaware

Name	J. G. H. Reass, JR.

Address	25 11th ST., Wheeling, WV

Name	H. C. Ogden

Address	1500 Main Street, Wheeling, WV

Name	Ernest T. Trigg

Address	322 Race St., Philadelphia

Name	William F. Bell

Address	1201 5th Ave., Beaver Falls, PA

Name	C. Fred Woodward

Address	31 E Upsal St., Germantown, Philadelphia, PA

Name	Henry Brachhold

Address	6422 N. Cayac St., Philadelphia

(2)

State of PENNSYLVANIA.	ü
	ý	ss:
County of ALLEGHENY.	þ

     Be it remembered, that on this Tenth day of October, 1932, before me, the undersigned, a Notary Public within and for the county and State aforesaid, came

A. E. Sheller,	J. G. H. Reass, Jr.

Samuel Leroy Caum,	H. C. Ogden

Francis S. Guthrie,	Ernest T. Trigg

Hubbs Weimer,	William F. Bell

Charles Warner,	C. Fred. Woodward

and Henry Brachhold, personally known to me to be the same persons who executed the foregoing writing and duly acknowledged the making and execution of the same as their act and deed.

/s/ Margaret J. Grundman

[seal]	Notary Public.
MARGARET J. GRUNDMAN, Notary Public
MY COMMISSION EXPIRES
JANUARY 6th, 1935

My commission expires January 6th, 1935.

(3)

     I hereby certify that the foregoing certificate, which was made and executed on the 10th day of October, 1932, by the directors of the Federal Home Loan Bank of Pittsburgh, was filed with and approved by the Federal Home Loan Bank Board on the 25th day of October, 1932.

     Given under my hand this 25th day of October, 1932.

/s/ William E. Murray

Secretary, Federal Home Loan Bank Board.